Exhibit 3.2

AMENDMENT NO. 1
TO
AMENDED AND RESTATED BYLAWS
OF
LIFEWAY FOODS, INC.

These Amended and Restated Bylaws (the “Bylaws”) are hereby amended as of January 19, 2022 by the Board of Directors of Lifeway Foods, Inc. (the “Board of Directors”).

WHEREAS, the corporation has heretofore been formed as a corporation under the Illinois Business Corporation Act of 1983 (805 ILCS § 5/1.01, et seq.), as amended, pursuant to the Articles of Incorporation filed in the office of the Illinois Secretary of State on May 19, 1986, and thereafter amended; and

WHEREAS, the Board of Directors desires to amend the Bylaws of the corporation as set forth below; and

WHEREAS, the Board of Directors has the authority to amend the Bylaws pursuant to Section 12.1 thereof.

NOW THEREFORE, the Board of Directors hereby amends the Bylaws as follows:

1.	Section 2.1 shall be revised to add the following provisions:

“2.1.2       Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders at an annual meeting of stockholders may be made (a) pursuant to the corporation’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the corporation who was a stockholder of record at the time of giving notice provided for in this Section 2.1, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 2.1.

2.1.3       For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.1.2, such business, as determined by the Chairman of the meeting, must be a proper subject for stockholder action under the Illinois Business Corporation Act of 1983, and the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and a representation as to whether or not the stockholder intends to solicit proxies in support of such proposed nominee; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and a representation as to whether or not the stockholder intends to solicit proxies in support of such proposal; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner and (ii) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

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2.1.4        Notwithstanding anything in the second sentence of paragraph 2.1.3 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for Directors or specifying the size of the increased Board of Directors made by the corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

2.	Section 3.6 shall be revised to delete in its entirety the first sentence of Section 3.6 and replace it with the following:

“Notice of any special meeting shall be given at least 2 days previous thereto by written notice to each director at the address provided to the Corporation by each director.

3.	Section 3.14.1 shall be deleted and replaced in its entirety by the following:

“For so long as the corporation is subject to continued listing requirements of The Nasdaq Capital Market or another stock exchange, trading platform or marketplace (the “Exchange”), the corporation shall maintain an audit committee, compensation committee and nominating committee that meet the requirements of the relevant Exchange, subject to any exemptions available therefrom.”

4.	In all respects not amended, the Bylaws are hereby ratified and confirmed and remain in full force and effect.

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